J.P. Morgan Chase & Co.
270 Park Avenue, New York, NY 10017-2070                    [JPMORGANCHASE LOGO]
NYSE symbol: JPM
www.jpmorganchase.com

--------------------------------------------------------------------------------
News release:  IMMEDIATE RELEASE                                January 17, 2001


                    J.P. MORGAN CHASE REPORTS FOURTH QUARTER

                           AND FULL YEAR 2000 RESULTS


NEW YORK, JANUARY 17, 2001 - J.P. Morgan Chase & Co. (NYSE: JPM) today announced fourth quarter 2000 operating earnings per share (before special items) of $0.37, compared with $1.09 in the fourth quarter of 1999. Operating income was $763 million, compared with $2.18 billion in the prior year. Reported net income, which includes special items, was $708 million, or $0.34 per share in the most recent quarter, compared with $2.20 billion, or $1.10 per share, in the 1999 quarter. Special items include a merger-related charge of $1.25 billion, offset by non-recurring gains of $1.23 billion.

For the full year 2000, operating earnings per share were $2.96, compared with $3.65 in 1999. Operating income was $5.93 billion, compared with $7.43 billion in 1999. Reported net income was $5.73 billion, or $2.86 per share, compared with $7.50 billion, or $3.69 per share, in 1999.

The annualized cash operating return on common equity was 9.1% for the fourth quarter and 17.6% for the full year 2000. See the Financial Highlights exhibit for consolidated results on a cash basis.

Results for all periods give effect to the merger of The Chase Manhattan Corporation and J.P. Morgan & Co. on December 31, 2000.

HIGHLIGHTS FOR THE FOURTH QUARTER AND FULL YEAR 2000

- Total operating revenues excluding private equity (J.P. Morgan Partners) rose 10% for the fourth quarter and 12% for the full year over the comparable 1999 periods.

- J.P. Morgan Partners had negative fourth quarter private equity revenues of $92 million because of unrealized write-downs, primarily in Nasdaq-listed public securities.

- Investment Management & Private Banking, Treasury & Securities Services, and Retail & Middle Market Banking each posted solid fourth quarter and full year results.

- Total operating expenses were 24% and 20% higher for the fourth quarter and full year 2000, respectively. The increases reflect the buildup of the investment banking platform, which is not expected to continue at a comparable rate in 2001.

- Market and credit risk measures remained stable. Non-performing assets of $1.92 billion at the end of 2000 were down slightly from September 30, 2000; commercial charge-offs increased by $76 million from the third quarter.

--------------------------------------------------------------------------------
Investor Contact: John Borden                      Media Contact:   Jon Diat
                  212-270-7318                                      212-270-5089

"Last year was a watershed that culminated in the closing of our merger ahead of schedule," said William B. Harrison, Jr., Chief Executive Officer. "While results were depressed by a challenging market environment and significant investment in our wholesale franchise, the pieces of our platform are now in place. The integration is on track, and with reasonably cooperative financial markets we should see a meaningful rebound in profitability this year. We have set as long-term goals for the company annual revenue growth of 10% to 12%, cash earnings per share growth of 15% per year, and an average cash return on equity of 20% to 25%."

BUSINESS SEGMENT RESULTS

INVESTMENT BANKING operating revenues were $3.67 billion in the fourth quarter of 2000, up 20% from the prior year's quarter. Investment banking fees rose to $1.05 billion, led by strong growth in advisory fees and the benefit of the acquisition of Hambrecht and Quist (H&Q) and Robert Fleming Holdings (Fleming). Trading revenues (including related net interest income) of $1.27 billion were down from $1.48 billion in the 1999 quarter, primarily due to the impact of widening credit spreads on results in emerging markets and North American credit markets. Fees and commissions of $448 million were up 54% from the 1999 quarter, reflecting higher equity brokerage commissions and the benefit of the H&Q and Fleming acquisitions. Securities gains compared favorably with the 1999 quarter, which saw substantial losses on the sale of U.S. government agency securities.

For the full year, operating revenues rose 16% to $15.75 billion. Investment banking fees were up 23% to a record $4.29 billion, driven by gains in both advisory and underwriting revenues and the inclusion of H&Q and Fleming. Trading revenues (including related net interest income) rose 3% to $6.67 billion on strength in equity derivatives, partially offset by lower results in emerging markets.

Cash operating expenses for Investment Banking rose 37% in the fourth quarter and 29% for the year. The increases in expenses were primarily due to the build-out of the investment banking platform and the inclusion of Hambrecht & Quist and Flemings in the current periods, as well as higher variable costs driven by revenue growth.

Cash operating earnings of $528 million for the fourth quarter were down 9% from the prior-year quarter. For the full year 2000, cash operating earnings were $3.53 billion, flat with 1999.

TREASURY AND SECURITIES SERVICES operating revenues rose 9% to $907 million in the fourth quarter. Strong growth in Investor Services (custody) drove the increase, reflecting growth in net assets and new business, coupled with higher volumes.

Operating revenues for the full year 2000 were $3.55 billion, 12% ahead of 1999. Broad-based growth in Investor Services and higher Institutional Trust revenues led the increase.

Expenses rose more slowly than revenues, reflecting aggressive expense management in Treasury Services. Cash operating expenses rose 2% for the fourth quarter and 7% for the full year 2000, leading to significant margin improvements and earnings growth. Cash operating earnings of $182 million and $693 million were up 29% and 25% in the quarter and the full year, respectively.

INVESTMENT MANAGEMENT AND PRIVATE BANKING had operating revenues of $894 million in the fourth quarter, compared with $645 million in the 1999 quarter. The increase was largely due to the inclusion of revenues from Fleming and H&Q in the 2000 quarter. On a pro-forma basis, client acquisition and higher assets under management in private banking were offset by the impact of weak equity markets in investment management.

Full-year operating revenues were $3.30 billion, compared with $2.44 billion in 1999. Pro-forma for the acquisitions, private banking revenues were up, led by strong commission revenues and structuring fees in the first half of the year. Investment management revenues also saw double-digit growth on a pro-forma basis.

Cash operating expenses of $710 million for the quarter and $2.43 billion for the year also reflect the impact of Fleming and H&Q. Cash operating earnings were $125 million for the fourth quarter and $586 million for the year. On a pro-forma basis, cash operating earnings grew 12% in the quarter and 51% in the full year.

Assets under management within Investment Management and Private Banking stood at $638 billion as of December 31, 2000, up from $634 billion at the end of 1999. This excludes assets managed within other lines of business and assets attributable to the company's 45% stake in American Century.

J.P. MORGAN PARTNERS had private equity losses of $92 million in the fourth quarter, compared with gains of $1.62 billion in the fourth quarter of 1999. Included in the fourth quarter results were $373 million in realized cash gains from public and private positions, compared with $658 million during the fourth quarter of 1999.

Fourth quarter realized revenues were more than offset by a $465 million net decline in the unrealized value of the portfolio, primarily due to investments in the telecommunications and technology sectors. Despite this decline, the public equity portfolio maintains a quoted value of 2.7 times its original cost.

For the full year, private equity gains were $988 million, down from $3.14 billion in 1999. Realized cash gains were $2.04 billion, up from $1.68 billion in 1999. The change in the unrealized value of the portfolio during 2000 was negative $1.05 billion, compared with a $1.46 billion gain recorded in 1999.

RETAIL AND MIDDLE MARKET BANKING operating revenues were $2.56 billion, up 1% from the prior year's quarter. Cardmember Services revenues increased, despite the impact of higher funding costs, driven by growth in purchase volumes and fees and increased account acquisitions. Regional Banking revenues increased due to continued growth in deposit volumes. These positives were partially offset by the impact of the sales of operations in Hong Kong and Panama. Cash operating earnings for the fourth quarter rose 3% to $440 million and reflected continued improvement in credit quality.

Full year 2000 operating revenues rose 1% to $10.05 billion and cash operating earnings rose 3% to $1.73 billion. Solid growth in Regional Banking and Middle Market Banking was offset by the negative impact of higher funding costs on Cardmember Services, and by a one-time increase in auto lease residual losses in the first quarter of 2000. Credit quality in Cardmember Services improved significantly, adding to the positive result.

CREDIT RISK

Nonperforming assets as of December 31, 2000 were down slightly from the prior quarter at $1.92 billion. The allowance for loan losses as of December 31, 2000 was $3.67 billion, compared with $3.75 billion at the end of the third quarter. The reported provision for loan losses in the fourth quarter was $409 million, which equaled net loan charge-offs adjusted for the effect of securitizations and a non-recurring charge described below.

COMMERCIAL net charge-offs in the fourth quarter of 2000 were $159 million, down from $282 million in the 1999 fourth quarter. Charge-offs rose from $83 million in the third quarter, reflecting increased charge-offs in the foreign commercial portfolio.

CONSUMER charge-offs on a managed basis (i.e., including securitizations) were $495 million, not including a non-recurring charge of $93 million to conform to a recently issued regulatory policy establishing uniform guidelines for consumer loan charge-offs. Excluding this charge, consumer charge-offs were down 5% from the fourth quarter of 1999 and up 4% from the third quarter. On a managed basis, the credit card net charge-off ratio excluding the charge was 4.87%, down from 5.24% in the fourth quarter of 1999 and 4.97% in the third quarter of 2000.


TOTAL ASSETS AND CAPITAL

Total assets as of December 31, 2000 were $715 billion, compared with $707 billion as of September 30, 2000, and $667 billion as of December 31, 1999. J.P. Morgan Chase's Tier One capital ratio as of December 31, 2000 was 8.4%, compared with 8.1% as of September 30, 2000.


OTHER FINANCIAL INFORMATION

MERGER BETWEEN CHASE AND J.P. MORGAN: On December 31, 2000, The Chase Manhattan Corporation and J.P. Morgan & Co. Incorporated completed the merger of their holding companies. The merger was accounted for as a pooling of interests. As a result, all financial information presented here for the combined entity, J.P. Morgan Chase & Co., reflects the results of Chase and J.P. Morgan as if the merger had been in effect for all periods presented.

MERGER COSTS: Management estimates that the company will incur one-time, pre-tax costs of $3.2 billion related to the merger. The fourth quarter included a pre-tax charge of $1.25 billion, with the balance of the costs expected to be incurred during 2001 and 2002.

SALE OF CHASE'S HONG KONG RETAIL BANKING BUSINESS: During the fourth quarter of 2000 Chase completed the previously announced sale of its Hong-Kong-based retail banking business, including Chase Manhattan Card Company Limited, to Standard Chartered PLC for $1.3 billion in cash. The sale resulted in a pre-tax gain of $827 million ($537 million after tax)

TRANSFER OF EUROCLEAR-RELATED BUSINESSES: As previously announced, on December 31, 2000 a newly formed bank, Euroclear Bank, assumed operations of the Euroclear system from J.P. Morgan. The management and staff of Euroclear, comprising approximately 1,200 former J.P. Morgan employees, have become employees of the new entity. In connection with the transfer, a pre-tax gain of $399 million ($267 million after tax) was recorded in the fourth quarter.

J.P. Morgan Chase & Co. is a premier global financial services firm with assets of $715 billion and operations in over 60 countries. The firm is a leader in investment banking, asset management, private equity, consumer banking, private banking, e-finance, and custody and processing services. Headquartered in New York, J.P. Morgan Chase serves 32 million consumer customers and over 5,000 corporate, institutional, and government clients.

J.P. Morgan Chase will hold a presentation for the investment community on Wednesday, January 17, at 11:00 a.m. (Eastern Standard Time) to review fourth quarter and full year 2000 financial results, which are scheduled to be released early in the morning of January 17th. A live audio webcast of the presentation will be available on www.jpmorganchase.com. In addition, persons interested in listening to the presentation by telephone may dial in at (973) 872-3100.

                             -----------------------


This press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of J.P. Morgan Chase's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These uncertainties include: the risk that the businesses of Chase and J.P. Morgan will not be integrated successfully; the risk that the revenue synergies and cost savings anticipated from the merger may not be fully realized or may take longer to realize than expected; the risk that the integration process may result in the disruption of ongoing business or in the loss of key employees or may adversely affect relationships with employees, clients or suppliers; the risks of adverse movements or volatility in the securities markets or in interest or foreign exchange rates or indices; the risk of adverse impacts from an economic downturn; the risk of a downturn in domestic or foreign securities and trading conditions or markets; the risks associated with increased competition; the risks associated with unfavorable political and diplomatic developments in foreign markets or adverse changes in domestic or foreign governmental or regulatory policies; or other factors impacting operational plans. Additional factors that could cause J.P. Morgan Chase's results to differ materially from those described in the forward-looking statements can be found in the 1999 Annual Reports on Form 10-K of The Chase Manhattan Corporation, filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission's internet site (http://www.sec.gov).


                                      # # #

                             J.P. MORGAN CHASE & CO.
                              FINANCIAL HIGHLIGHTS
                 (IN MILLIONS, EXCEPT PER SHARE AND RATIO DATA)


                                                                    EXCLUDING J.P. MORGAN PARTNERS (d)
                                              ---------------------------------------------------------------------------------
                                                  FOURTH QUARTER                             FOR THE YEAR
                                              ----------------------   OVER/(UNDER)     -----------------------    OVER/(UNDER)
                                                2000          1999        1999            2000           1999          1999
                                              --------      --------   ------------     --------       --------    ------------
OPERATING BASIS (a)
Operating Revenue                             $ 7,711       $ 6,997           10%       $32,000        $28,610           12%
Operating Noninterest Expense                   5,655         4,513           25%        20,982         17,559           19%
Operating Earnings                                903         1,212          (25%)        5,674          5,656           --
Operating Diluted Earnings Per Share             0.44          0.61          (28%)         2.84           2.78            2%
Return on Average Common Equity (b)              10.8 %        18.2 %     (740)bp          19.8 %         20.6 %      (80)bp
Overhead Ratio (c)                                 73            65         800bp            66             61         500bp
CASH BASIS:
Cash Operating Earnings                       $ 1,081       $ 1,298          (17%)      $ 6,180        $ 5,985            3%
Cash Diluted Earnings Per Share                  0.53          0.65          (18%)         3.10           2.94            5%
Shareholder Value Added                            (2)          428           NM          2,427          2,385            2%
Cash Return on Average Common Equity (b)         13.0 %        19.5 %     (650)bp          21.6 %         21.8 %      (20)bp
Cash Overhead Ratio (c)                            71            63         800bp            64             60         400bp

                                                                      INCLUDING J.P. MORGAN PARTNERS (d)
                                              ---------------------------------------------------------------------------------
OPERATING BASIS (a)
Operating Revenue                             $ 7,575       $ 8,616          (12%)      $32,793        $31,695            3%
Operating Noninterest Expense                   5,742         4,629           24%        21,393         17,872           20%
Operating Earnings                                763         2,176          (65%)        5,927          7,433          (20%)
Operating Diluted Earnings Per Share             0.37          1.09          (66%)         2.96           3.65          (19%)
Return on Average Common Equity (b)               7.3 %        25.9 %   (1,860)bp          16.1 %         22.2 %     (610)bp
Overhead Ratio (c)                                 76            54       2,200bp            65             56         900bp
CASH BASIS:
Cash Operating Earnings                       $   949       $ 2,262          (58%)      $ 6,455        $ 7,762          (17%)
Cash Diluted Earnings Per Share                  0.46          1.13          (59%)         3.23           3.82          (15%)
Shareholder Value Added                          (391)        1,159           NM          1,656          3,375          (51%)
Cash Return on Average Common Equity (b)          9.1 %        27.0 %   (1,790)bp          17.6 %         23.2 %     (560)bp
Cash Overhead Ratio (c)                            73            53       2,000bp            64             55         900bp

-------------------------------------------------------------------------------------------------------------------------------

REPORTED BASIS
Revenue                                       $ 8,543       $ 8,438            1%       $32,934        $30,930            6%
Noninterest Expense (Excluding Merger
   and Restructuring Costs)                     5,742         4,629           24%        21,393         17,972           19%
Merger and Restructuring Costs                  1,302            23           NM          1,431             23           NM
Provision for Loan Losses                         409           429           (5%)        1,377          1,446           (5%)
Net Income                                    $   708       $ 2.202          (68%)      $ 5.727        $ 7.501          (24%)

Net Income Per Share:
---------------------
   Basic                                      $  0.36       $  1.16          (69%)      $  2.99        $  3.87          (23%)
   Diluted                                       0.34          1.10          (69%)         2.86           3.69          (22%)
Cash Dividends Declared                          0.32          0.27           19%          1.28           1.08           19%
Share Price at Period End                                                                 45.44          51.79          (12%)
Book Value at Period End                                                                  21.17          18.07           17%

Common Shares Outstanding:
--------------------------
Average Common Shares:
   Basic                                       1924.8        1880.1            2%        1884.1         1912.9           (2%)
   Diluted                                     2007.1        1971.4            2%        1969.0         2004.8           (2%)
Common Shares at Period End                                                              1928.5         1850.5            4%

Performance Ratios:
-------------------
Return on Average Total Assets (b)               0.40 %        1.38 %      (98)bp          0.85 %         1.19 %      (34)bp
Return on Average Common Equity (b)               6.8          26.3     (1,950)bp          15.6           22.5       (690)bp

Capital Ratios:
---------------
Tier I Capital Ratio                                                                        8.4 %(e)       8.5 %
Total Capital Ratio                                                                        12.0 (e)       12.3
Tier I Leverage                                                                             5.4 (e)        5.9


NOTES: On December 31, 2000, J.P. Morgan & Co. Incorporated ("J.P. Morgan") merged with and into The Chase Manhattan Corporation ("Chase") and became J.P. Morgan Chase & Co. ("J.P. Morgan Chase"). The merger was accounted for as a pooling of interests and, accordingly, the information included in this press release reflects the combined results of Chase and J.P. Morgan as if the merger had been in effect for all periods presented.

(a) Operating Basis: excludes the impact of credit card securitizations, merger and restructuring costs and special items. See page 11 for a reconciliation of results on a reported and operating basis.
(b) Quarterly ratios are based on annualized amounts.
(c) Noninterest expense as a percentage of the total of net interest income and noninterest revenue (excluding merger and restructuring costs and special items). The cash overhead ratio excludes the impact of amortization of goodwill and certain other intangibles.
(d) J.P. Morgan Partners is J.P. Morgan Chase's private equity investment business. See pages 7 and 8 for its line of business results.
(e) Estimated

NM - Not meaningful

Unaudited

                           J.P. MORGAN CHASE & CO.
                          LINES OF BUSINESS RESULTS
                         (IN MILLIONS, EXCEPT RATIOS)

                                              INVESTMENT BANKING          TREASURY & SECURITIES SERVICES
                                      -------------------------------   --------------------------------
           FOURTH QUARTER                2000     OVER/(UNDER) 1999        2000       OVER/(UNDER) 1999
------------------------------------  ---------- --------------------   ----------   -------------------
Investment Banking Fees                $  1,047   $    172      20%      $      3     $    --
Trading Revenue                           1,273       (202)    (14%)           (1)         (5)
Fees and Commissions                        448        157      54%           498          51     11%
Private Equity Gains (Losses)                (1)         4                     --          --
Securities Gains (Losses)                   (11)       226                     --          --
Other Revenue                               252        201      NM             47           6     15%
Net Interest Income                         660         55       9%           360          26      8%
                                      ---------- -----------            ----------   ----------
     Operating Revenue                    3,668        613      20%           907          78      9%
Cash Expense                              2,797        756      37%           625          11      2%
Cash Operating Earnings                $    528   $    (50)     (9%)     $    182     $    41     29%
Average Common Equity                  $ 18,667   $  2,726      17%      $  2,737     $  (215)    (7%)
Average Assets (a)                     $488,977   $ 35,210       8%      $ 16,538     $    47     --
Shareholder Value Added (SVA)(b)       $    (82)  $   (155)     NM       $     92     $    49    114%
Cash Return on Average Common Equity       11.0%             (300) bp        26.3%               800 bp


                                        INVESTMENT MGMT & PRIVATE BANKING
                                      -----------------------------------
           FOURTH QUARTER                2000       OVER/(UNDER) 1999
------------------------------------  ---------- ------------------------
Investment Banking Fees                $     --   $     (4)
Trading Revenue                              45         12     36%
Fees and Commissions                        653        203     45%
Private Equity Gains (Losses)                --         --
Securities Gains (Losses)                    --         --
Other Revenue                                47         17     57%
Net Interest Income                         149         21     16%
                                      ---------- -----------
     Operating Revenue                      894        249     39%
Cash Expense                                710        148     26%
Cash Operating Earnings                $    125   $     72     136%
Average Common Equity                  $  5,396   $  3,897     260%
Average Assets (a)                     $ 34,886   $ 12,696     57%
Shareholder Value Added (SVA)(b)       $    (53)  $    (63)     NM
Cash Return on Average Common Equity        9.1%             (400) bp

                                             J.P. MORGAN PARTNERS         RETAIL & MIDDLE MARKET BANKING
                                      -------------------------------   --------------------------------
           FOURTH QUARTER                2000     OVER/(UNDER) 1999        2000       OVER/(UNDER) 1999
------------------------------------  ---------- --------------------   ----------   -------------------
Investment Banking Fees                $     --   $     (1)              $      1     $    (1)
Trading Revenue                              --         --                      3          --
Fees and Commissions                         30         15                    741         (94)   (11%)
Private Equity Gains (Losses)               (92)    (1,711)     NM             --          (2)
Securities Gains                             --         --                    151         150     NM
Other Revenue                                21         18                    110          21
Net Interest Income                         (95)       (76)                 1,551         (37)    (2%)
                                      ---------- -----------            ----------   ----------
     Operating Revenue                     (136)    (1,755)     NM          2,557 (d)      37      1%
Cash Expense                                 79        (37)    (32%)        1,344          42      3%
Cash Operating Earnings (Loss)         $   (134)  $ (1,098)     NM       $    440 (e) $    12      3%
Average Common Equity                  $  7,708   $    784      11%      $  8,042     $    56      1%
Average Assets (a)                     $ 13,110   $  1,268      11%      $151,885     $15,542     11%
Shareholder Value Added (SVA) (b)      $   (334)  $ (1,093)     NM       $    173     $    12      7%
Cash Return on Average Common Equity         NM                 NM           21.6%             100 bp

                                                    TOTAL (C)
                                      -----------------------------------
           FOURTH QUARTER                2000       OVER/(UNDER) 1999
------------------------------------  ---------- ------------------------
Investment Banking Fees                $  1,051       $167     19%
Trading Revenue                           1,356       (122)    (8%)
Fees and Commissions                      2,323        292     14%
Private Equity Gains (Losses)               (98)    (1,712)     NM
Securities Gains                            118        353      NM
Other Revenue                               258         57     28%
Net Interest Income                       2,567        (76)    (3%)
                                      ---------- -----------
     Operating Revenue                    7,575     (1,041)   (12%)
Cash Expense                              5,556      1,013     22%
Cash Operating Earnings (Loss)         $    949   $ (1,313)   (58%)
Average Common Equity                  $ 40,372   $  7,481     23%
Average Assets (a)                     $721,767   $ 68,577     11%
Shareholder Value Added (SVA) (b)      $   (391)  $ (1,550)     NM
Cash Return on Average Common Equity        9.1%             (1,790) bp

Notes: J.P. Morgan Chase has organized itself into five lines of business. All periods are on a comparable basis, although restatements will occur in future periods to reflect further alignment of management accounting policies.

(a) Excludes the impact of credit card securitizations.
(b) SVA is J.P. Morgan Chase's primary measure of business unit performance. SVA represents operating earnings excluding the amortization of goodwill and certain other intangibles (i.e., cash operating earnings), minus preferred dividends and an explicit charge for capital.
(c) Total column includes Support Units and the effects remaining at the Corporate level after the implementation of management accounting policies.
(d) Operating Revenue for Retail & Middle Market Banking consists of $969 million from Card Services (an increase of $51 million from the prior year period), $772 million from Regional Banking (an increase of $26 million from the prior year period), $333 million from Home Finance (a decrease of $12 million from the prior year period), $260 million from Middle Markets (a decrease of $3 million from the prior year period), $178 million from Diversified Consumer Services (an increase of $14 million from the prior year period) and $45 million from other businesses (a decrease of $39 million from the prior year period).
(e) Cash Operating Earnings for Retail & Middle Market Banking consists of $141 million from Card Services (an increase of $11 million from the prior year period), $134 million from Regional Banking (an increase of $15 million from the prior year period), $76 million from Home Finance (a decrease of $9 million from the prior year period), $58 million from Middle Markets (a decrease of $1 million from the prior year period), $42 million from Diversified Consumer Services (an increase of $8 million from the prior year period) and $(11) million from other businesses (a decrease of $12 million from the prior year period).

NM - Not meaningful

bp - basis points

Unaudited

                            J.P. MORGAN CHASE & CO.
                           LINES OF BUSINESS RESULTS
                          (IN MILLIONS, EXCEPT RATIOS)


                                               INVESTMENT BANKING                 TREASURY & SECURITIES SERVICES
                                           --------------------------------       ------------------------------
   FULL YEAR                                 2000         OVER/(UNDER) 1999         2000     OVER/(UNDER) 1999
   ---------                               ---------      -----------------       --------  ------------------
Investment Banking Fees                  $   4,288       $     812      23%      $       9   $    (3)
Trading Revenue                              6,672             165       3%              -       (58)
Fees and Commissions                         1,547             431      39%          1,939       207       12%
Private Equity Gains                            31              35                       -         -
Securities Gains (Losses)                       (8)            202                       -         -
Other Revenue                                  761             587      NM             215        87       68%
Net Interest Income                          2,457             (34)     (1%)         1,391       149       12%
                                         ---------       ---------               ---------   -------
   Operating Revenue                        15,748           2,198      16%          3,554       382       12%
Cash Expense                                10,012           2,280      29%          2,476       168        7%
Cash Operating Earnings                  $   3,528       $      (6)      -       $     693   $   140       25%
Average Common Equity                    $  17,089       $    (224)     (1%)     $   2,729   $  (189)      (6%)
Average Assets (a)                       $ 474,477       $  19,611       4%      $  16,054   $  (541)      (3%)
Shareholder Value Added (SVA) (b)        $   1,380       $     (25)     (2%)     $     335   $   169      102%
Cash Return on Average Common Equity         20.4%                     - bp           25.2%              700 bp

                                            INVESTMENT MGMT & PRIVATE BANKING
                                            ---------------------------------
   FULL YEAR                                  2000     OVER/(UNDER) 1999
   ---------                                --------   -----------------
Investment Banking Fees                     $    37    $   22
Trading Revenue                                 223       149       201%
Fees and Commissions                          2,248       509        29%
Private Equity Gains                              -         1
Securities Gains (Losses)                         -         -
Other Revenue                                   193        88        84%
Net Interest Income                             597        89        18%
                                            -------    ------
   Operating Revenue                          3,298       858        35%
Cash Expense                                  2,431       503        26%
Cash Operating Earnings                     $   586    $  261        80%
Average Common Equity                       $ 3,168    $1,732       121%
Average Assets (a)                          $30,643    $9,617        46%
Shareholder Value Added (SVA) (b)           $   177    $   11         7%
Cash Return on Average Common Equity          18.2%                (400)bp


                                                J.P. MORGAN PARTNERS                RETAIL & MIDDLE MARKET BANKING
                                             ----------------------------           ------------------------------
   FULL YEAR                                   2000     OVER/(UNDER) 1999             2000     OVER/(UNDER) 1999
   ---------                                 --------   -----------------           ---------  -----------------
Investment Banking Fees                      $     5    $    (6)                          20     $     2
Trading Revenue                                  (13)       (13)                          14           2
Fees and Commissions                              86         48                        3,148         162     5%
Private Equity Gains                             988     (2,155)       NM                  -         (10)
Securities Gains                                   -         (5)                         252         251    NM
Other Revenue                                     33        (11)                         418        (113)
Net Interest Income                             (306)      (150)                       6,195        (145)   (2%)
                                             -------    -------                     --------     -------
      Operating Revenue                          793     (2,292)      (74%)           10,047(d)      140     1%
Cash Expense                                     389         76        24%             5,226         211     4%
Cash Operating Earnings                      $   269    $(1,508)      (85%)         $  1,728(e)  $    53     3%
Average Common Equity                        $ 7,881    $ 1,963        33%          $  8,074     $   334     4%
Average Assets (a)                           $13,480    $ 3,679        38%          $146,487     $15,870    12%
Shareholder Value Added (SVA) (b)            $  (686)   $(1,779)       NM           $    661     $    16     2%
Cash Return on Average Common Equity             3.2%              (2,700)bp            21.2%               - bp

                                                    TOTAL(c)
                                           -----------------------------
   FULL YEAR                                2000      OVER/(UNDER) 1999
   ---------                              --------  --------------------
Investment Banking Fees                   $  4,362     $   845     24%
Trading Revenue                              7,006         310      5%
Fees and Commissions                         8,879       1,321     17%
Private Equity Gains                         1,015      (2,132)    NM
Securities Gains                               229         421     NM
Other Revenue                                1,148         293     34%
Net Interest Income                         10,154          40       -
                                          --------     -------
      Operating Revenue                     32,793       1,098      3%
Cash Expense                                20,865       3,322     19%
Cash Operating Earnings                   $  6,455     $(1,307)    17%)
Average Common Equity                     $ 36,176     $ 3,245     10%
Average Assets (a)                        $695,580     $47,832      7%
Shareholder Value Added (SVA) (b)         $  1,656     $(1,719)   (51%)
Cash Return on Average Common Equity          17.6%              (560) bp






Notes: J.P. Morgan Chase has organized itself into five lines of business. All periods are on a comparable basis, although restatements will occur in future periods to reflect further alignment of management accounting policies.

(a) Excludes the impact of credit card securitizations.

(b) SVA is J.P. Morgan Chase's primary measure of business unit performance. SVA represents operating earnings excluding the amortization of goodwill and certain other intangibles (i.e., cash operating earnings), minus preferred dividends and an explicit charge for capital.

(c) Total column includes Support Units and the effects remaining at the Corporate level after the implementation of management accounting policies.

(d) Operating Revenue for Retail & Middle Market Banking consists of $3,688 million from Card Services (a decrease of $56 million from the prior year), $3,051 million from Regional Banking (an increase of $197 million from the prior year), $1,330 million from Home Finance (an increase of $105 million from the prior year), $1,071 million from Middle Markets (an increase of $40 million from the prior year), $581 million from Diversified Consumer Services (a decrease of $40 million from the prior year) and $326 million from other businesses (a decrease of $106 million from the prior year).

(e) Cash Operating Earnings for Retail & Middle Market Banking consists of $489 million from Card Services (an increase of $14 million from the prior year), $526 million from Regional Banking (an increase of $102 million from the prior year), $315 million from Home Finance (an increase of $12 million from the prior year), $254 million from Middle Markets (an increase of $25 million from the prior year), $95 million from Diversified Consumer Services (a decrease of $35 million from the prior year) and $49 million from other businesses (a decrease of $65 million from the prior year).

NM - Not meaningful
bp - basis points
Unaudited

                             J.P. MORGAN CHASE & CO.
                        CONSOLIDATED STATEMENT OF INCOME
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                    FOURTH QUARTER                  %               FOR THE YEAR             %
                                                -----------------------        OVER/(UNDER)   -----------------------   OVER/(UNDER)
                                                  2000           1999             1999          2000           1999        1999
                                                --------       --------        ------------   --------       --------   ------------
REVENUES
Investment Banking Fees                         $  1,051       $    884             19%       $  4,362       $  3,517        24%
Trading Revenue                                    1,142          1,285            (11%)         6,298          5,252        20%
Fees and Commissions                               2,387          2,122             12%          9,229          7,876        17%
Private Equity - Realized Gains                      373            658            (43%)         2,051          1,690        21%
Private Equity - Unrealized Gains (Losses)          (471)           956             NM          (1,036)         1,457        NM
Securities Gains (Losses)                            118           (235)            NM             229           (192)       NM
Other Revenue                                      1,482            205            623%          2,289          1,045       119%
                                                --------       --------                       --------       --------
TOTAL NONINTEREST REVENUE                          6,082          5,875              4%         23,422         20,645        13%
                                                --------       --------                       --------       --------
Interest Income                                    9,922          8,058             23%         36,643         31,207        17%
Interest Expense                                   7,461          5,495             36%         27,131         20,922        30%
                                                --------       --------                       --------       --------
NET INTEREST INCOME                                2,461          2,563             (4%)         9,512         10,285        (8%)
                                                --------       --------                       --------       --------
REVENUES BEFORE PROVISION FOR LOAN LOSSES          8,543          8,438              1%         32,934         30,930         6%
Provision for Loan Losses                            409            429             (5%)         1,377          1,446        (5%)
                                                --------       --------                       --------       --------
TOTAL NET REVENUES                                 8,134          8,009              2%         31,557         29,484         7%
                                                --------       --------                       --------       --------

EXPENSES
Compensation Expense                               3,310          2,631             26%         12,748         10,534        21%
Occupancy Expense                                    351            304             15%          1,294          1,190         9%
Technology and Communications                        668            579             15%          2,454          2,179        13%
Other Expense                                      1,227          1,029             19%          4,369          3,740        17%
Merger and Restructuring Costs                     1,302             23             NM           1,431             23        NM
                                                --------       --------                       --------       --------
TOTAL CASH EXPENSES                                6,858          4,566             50%         22,296         17,666        26%
Amortization of Intangibles                          186             86            116%            528            329        60%
                                                --------       --------                       --------       --------
TOTAL EXPENSES                                     7,044          4,652             51%         22,824         17,995        27%

INCOME BEFORE INCOME TAX EXPENSE                   1,090          3,357            (68%)         8,733         11,489       (24%)
Income Tax Expense                                   382          1,155            (67%)         3,006          3,988       (25%)
                                                --------       --------                       --------       --------
NET INCOME                                      $    708       $  2,202            (68%)      $  5,727       $  7,501       (24%)
                                                --------       --------                       --------       --------
NET INCOME APPLICABLE TO COMMON STOCK           $    687       $  2,177            (68%)      $  5,631       $  7,395       (24%)
                                                ========       ========                       ========       ========
NET INCOME PER COMMON SHARE:
   Basic                                        $   0.36       $   1.16            (69%)      $   2.99       $   3.87       (23%)
   Diluted                                      $   0.34       $   1.10            (69%)      $   2.86       $   3.69       (22%)

NM - Not meaningful
Unaudited

                            J.P. MORGAN CHASE & CO.
               NONINTEREST REVENUE AND NONINTEREST EXPENSE DETAIL
                                 (IN MILLIONS)





                                                            FOURTH QUARTER         %             FOR THE YEAR              %
                                                         --------------------  OVER/(UNDER)    --------------------   OVER/(UNDER)
NONINTEREST REVENUE                                        2000        1999       1999           2000        1999         1999
                                                         --------    --------  -----------     --------    --------   ------------
INVESTMENT BANKING FEES:
  Advisory                                               $    407    $    289         41%      $  1,523    $  1,024           49%
  Underwriting and Other Fees                                 644         595          8%         2,839       2,493           14%
                                                         --------    --------                  --------    --------
    Total                                                $  1,051    $    884         19%      $  4,362    $  3,517           24%
                                                         ========    ========                  ========    ========

TRADING-RELATED REVENUE: (a)
  Equities                                               $    187    $    353        (47%)     $  1,762    $  1,194           48%
  Debt Instruments                                            249         228          9%           546         245          123%
  Foreign Exchange, Interest Rate, Commodities and Other      706         704         --          3,990       3,813            5%
                                                         --------    --------                  --------    --------
    Total Trading Revenue                                $  1,142    $  1,285        (11%)     $  6,298    $  5,252           20%
  Trading-Related NII                                         214         193         11%           708       1,444          (51%)
                                                         --------    --------                  --------    --------
    Total Trading-Related Revenue                        $  1,356    $  1,478         (8%)     $  7,006    $  6,696            5%
                                                         ========    ========                  ========    ========

FEES AND COMMISSIONS:
  Investment Management, Custody and
    Processing Services                                  $  1,008    $    736         37%      $  3,628    $  2,868           26%
  Credit Card Revenue                                         460         440          5%         1,771       1,698            4%
  Brokerage and Investment Services                           343         218         57%         1,228         768           60%
  Deposit Service Charges                                     238         228          4%           906         895            1%
  Lending Related Service Fees                                164         337        (51%)        1,031       1,061           (3%)
  Other Fees                                                  174         163          7%           665         586           13%
                                                         --------    --------                  --------    --------
    Total                                                $  2,387    $  2,122         12%      $  9,229    $  7,876           17%
                                                         ========    ========                  ========    ========

OTHER REVENUE:
  Residential Mortgage Origination/Sales Activities      $     59    $     48         23%      $    194    $    323          (40%)
  Loss on Economic Hedge of the Flemings Purchase (b)          --          --         NM           (176)         --           NM
  Gains on Sales of Nonstrategic Assets (c)                 1,226          --         NM          1,307         166           NM
  All Other Revenue                                           197         157         25%           964         556           73%
                                                         --------    --------                  --------    --------
    Total                                                $  1,482    $    205        623%      $  2,289    $  1,045          119%
                                                         ========    ========                  ========    ========

----------------------------------------------------------------------------------------------------------------------------------

NONINTEREST EXPENSE

OTHER EXPENSE:
  Professional Services                                  $    365    $    291         25%      $  1,203    $  1,012           19%
  Marketing Expense                                           173         119         45%           595         503           18%
  Travel and Entertainment                                    143          91         57%           490         350           40%
  Special Contribution to the Foundation (d)                   --          --         NM             --         100           NM
  All Other                                                   546         528          3%         2,081       1,775           17%
                                                         --------    --------                  --------    --------
    Total                                                $  1,227    $  1,029         19%      $  4,369    $  3,740           17%
                                                         ========    ========                  ========    ========


(a) Trading-related revenue includes net interest income attributable to trading activities.
(b) Loss is the result of the economic hedge of the purchase price of Fleming prior to its acquisition.
(c) Fourth quarter 2000 includes an $827 million gain on the sale of the Hong Kong retail banking business and a $399 million gain on the transfer of Euroclear related business. Full year 2000 also includes an $81 million gain on the sale of a business in Panama. 1999 includes a $95 million gain on the sale of One New York Plaza and a $71 million gain on the sale of branches in Beaumont, Texas.
(d) Represents a $100 million special contribution to The Chase Manhattan Foundation.
NM - Not meaningful
Unaudited

                           J.P. MORGAN CHASE & CO.
                       OPERATING INCOME RECONCILIATION
                     (IN MILLIONS, EXCEPT PER SHARE DATA)





                                            FOURTH QUARTER 2000                      FOURTH QUARTER 1999
                                  ---------------------------------------   --------------------------------------
                                  REPORTED  CREDIT    SPECIAL   OPERATING   REPORTED  CREDIT   SPECIAL   OPERATING
                                  RESULTS    CARD      ITEMS      BASIS     RESULTS    CARD     ITEMS      BASIS
                                    (a)       (b)       (c)                   (a)      (b)       (c)
                                  --------  ------    -------   ---------   --------  ------   -------   ---------
EARNINGS
--------
Total Revenue                     $ 8,543   $ 258    $ (1,226)   $ 7,575    $  8,438  $  240  $  (62)     $  8,616
Noninterest Expense                 5,742      -          -        5,742       4,629      -       -          4,629
                                  --------  ------    -------   ---------   --------  ------   -------   ---------
Operating Margin                    2,801     258      (1,226)     1,833       3,809     240     (62)        3,987
Credit Costs                          409     258         -          667         429     240      -            669
                                  --------  ------    -------   ---------   --------  ------   -------   ---------
Income Before Merger and
  Restructuring Costs               2,392      -       (1,226)     1,166       3,380      -      (62)        3,318
Merger and Restructuring Costs      1,302      -       (1,302)       -            23      -      (23)          -
                                  --------  ------    -------   ---------   --------  ------   -------   ---------
Income Before Income Tax Expense    1,090      -           76      1,166       3,357      -      (39)        3,318
Tax Expense                           382      -           21        403       1,155      -      (13)        1,142
                                  --------  ------    -------   ---------   --------  ------   -------   ---------
Net Income                        $   708   $  -     $     55    $   763    $  2,202  $   -   $  (26)     $  2,176
                                  --------  ------    -------   ---------   --------  ------   -------   ---------

NET INCOME PER COMMON SHARE
---------------------------
Basic                             $  0.36                        $  0.39    $   1.16                      $   1.14
Diluted                           $  0.34                        $  0.37    $   1.10                      $   1.09


------------------------------------------------------------------------------------------------------------------



                                             FOR THE YEAR 2000                            FOR THE YEAR 1999
                                 -------------------------------------------   --------------------------------------
                                  REPORTED   CREDIT    SPECIAL     OPERATING    REPORTED  CREDIT  SPECIAL   OPERATING
                                  RESULTS     CARD      ITEMS        BASIS      RESULTS    CARD    ITEMS      BASIS
                                    (a)       (b)        (c)                      (a)      (b)      (c)
                                 ---------   ------   ---------    ---------   ---------  ------  -------   ---------
EARNINGS
--------
Total Revenue                    $ 32,934    $ 990    $ (1,131)    $ 32,793    $ 30,930   $ 993   $ (228)    $ 31,695
Noninterest Expense                21,393      -           -         21,393      17,972     -       (100)      17,872
                                 ---------   ------   ---------    ---------   ---------  ------  -------   ---------
Operating Margin                   11,541      990      (1,131)      11,400      12,958     993     (128)      13,823
Credit Costs                        1,377      990         -          2,367       1,446     993      -          2,439
                                 ---------   ------   ---------    ---------   ---------  ------  -------   ---------
Income Before Merger and
  Restructuring Costs              10,164      -        (1,131)       9,033      11,512     -       (128)      11,384
Merger and Restructuring Costs      1,431      -        (1,431)         -            23     -        (23)         -
                                 ---------   ------   ---------    ---------   ---------  ------  -------   ---------
Income Before Income Tax Expense    8,733      -           300        9,033      11,489     -       (105)      11,384
Tax Expense                         3,006      -           100        3,106       3,988     -        (37)       3,951
                                 ---------   ------   ---------    ---------   ---------  ------  -------   ---------
Net Income                       $  5,727    $ -      $    200     $  5,927    $  7,501   $ -     $  (68)    $  7,433
                                 ---------   ------   ---------    ---------   ---------  ------  -------   ---------

NET INCOME PER COMMON SHARE
---------------------------
Basic                            $   2.99                          $   3.09    $   3.87                      $   3.83
Diluted                          $   2.86                          $   2.96    $   3.69                      $   3.65

---------------------------------------------------------------------------------------------------------


(a) Represents condensed results as reported in J.P. Morgan Chase's financial statements.
(b) This column excludes the impact of credit card securitizations. For securitized receivables, amounts that previously would have been reported as net interest income and as provision for loan losses are instead reported as components of noninterest revenue.
(c) Includes merger and restructuring costs and special items. The 2000 fourth quarter includes an $827 million gain on the sale of the Hong Kong retail banking business, a $399 million gain from the transfer of Euroclear related business, $52 million of restructuring costs associated with previously announced relocation initiatives ($181 million for the full year) and $1,250 million in merger expenses. Also included in the 2000 full year was an $81 million gain from the sale of a business in Panama and a $176 million loss resulting from the economic hedge of the purchase price of Fleming prior to its acquisition. The 1999 fourth quarter included interest income from prior years' tax refunds of $62 million and restructuring costs of $23 million. The 1999 full year also included $166 million in gains from sales of nonstrategic assets, of which $95 million was from the sale of One New York Plaza and $71 million was from the sale of branches in Beaumont, Texas, and a special contribution to The Chase Manhattan Foundation of $100 million.

Unaudited

                             J.P. MORGAN CHASE & CO.
                           CONSOLIDATED BALANCE SHEET
                                  (IN MILLIONS)


                                                                                       DECEMBER 31,                     %
                                                                           -----------------------------------    OVER/(UNDER)
                                                                               2000                  1999             1999
                                                                           -------------        --------------   -------------
ASSETS
Cash and Due from Banks                                                    $    23,972          $     18,692           28%
Deposits with Banks                                                              8,333                30,421          (73%)
Federal Funds Sold and Securities
   Purchased Under Resale Agreements                                            69,474                58,981           18%
Securities Borrowed                                                             32,371                35,528           (9%)
Trading Assets:
   Debt and Equity Instruments                                                 139,249               104,125           34%
   Derivative Receivables                                                       76,373                76,736            --
Securities                                                                      73,695                75,799           (3%)
Loans (Net of Allowance for Loan Losses of
   $3,665 in 2000 and $3,738 in 1999)                                          212,385               199,270            7%
Goodwill & Other Intangibles                                                    15,833                 9,632           64%
Other Assets                                                                    63,663                57,819           10%
                                                                           -------------        --------------
   TOTAL ASSETS                                                            $   715,348          $    667,003            7%
                                                                           =============        ==============
LIABILITIES
Deposits:
  Domestic:
   Noninterest-Bearing                                                     $    55,933          $     50,366           11%
   Interest-Bearing                                                             89,370                84,341            6%
  Foreign:
   Noninterest-Bearing                                                           6,780                 6,559            3%
   Interest-Bearing                                                            127,282               145,798          (13%)
                                                                           -------------        --------------
   Total Deposits                                                              279,365               287,064           (3%)
Federal Funds Purchased and Securities
   Sold Under Repurchase Agreements                                            131,738               109,841           20%
Commercial Paper                                                                24,851                20,363           22%
Other Borrowed Funds                                                            19,840                15,403           29%
Trading Liabilities:
   Debt and Equity Instruments                                                  52,157                46,268           13%
   Derivative Payables                                                          76,517                72,722            5%
Accounts Payable, Accrued Expenses and Other
   Liabilities, Including the Allowance for
   Credit Losses of $283 in 2000 and $295 in 1999                               40,754                34,196           19%
Long-Term Debt                                                                  43,299                41,852            3%
Guaranteed Preferred Beneficial Interests in Corporation's
   Junior Subordinated Deferrable Interest Debentures                            3,939                 3,688            7%
                                                                           -------------        --------------
   TOTAL LIABILITIES                                                           672,460               631,397            7%
                                                                           -------------        --------------
PREFERRED STOCK OF SUBSIDIARY                                                      550                   550            --
                                                                           -------------        --------------
STOCKHOLDERS' EQUITY
Preferred Stock                                                                  1,520                 1,622           (6%)
Common Stock                                                                     1,940                 1,625           19%
Capital Surplus                                                                 11,598                12,724           (9%)
Retained Earnings                                                               28,096                28,455           (1%)
Accumulated Other Comprehensive Loss                                              (241)               (1,428)         (83%)
Treasury Stock, at Cost                                                           (575)               (7,942)         (93%)
                                                                           -------------        --------------
   TOTAL STOCKHOLDERS' EQUITY                                                   42,338                35,056           21%
                                                                           -------------        --------------
   TOTAL LIABILITIES, PREFERRED STOCK OF SUBSIDIARY
      AND STOCKHOLDERS' EQUITY                                             $   715,348          $    667,003            7%
                                                                           =============        ==============

Unaudited

                             J.P. MORGAN CHASE & CO.
       CREDIT RELATED INFORMATION AND SELECTED AVERAGE BALANCES AND YIELDS
                          (IN MILLIONS, EXCEPT RATIOS)


                                                CREDIT-RELATED ASSETS         %         NONPERFORMING ASSETS             %
                                               ------------------------  OVER/(UNDER)  ------------------------    OVER/(UNDER)
              DECEMBER 31,                         2000         1999         1999         2000         1999           1999
---------------------------------------        -----------  -----------  ------------  ----------   -----------    ------------
WHOLESALE:
   Domestic Commercial Loans                    $  73,939    $  69,780         6%       $   821      $     474           73%
   Foreign Commercial Loans                        42,367       43,292        (2%)          613            825          (26%)
                                               -----------  -----------                ----------   -----------
TOTAL COMMERCIAL LOANS                            116,306      113,072         3%         1,434          1,299           10%
DERIVATIVE RECEIVABLES (a)                         76,373       76,736         --            37             34            9%
                                               -----------  -----------                ----------   -----------
TOTAL WHOLESALE                                   192,679      189,808         2%         1,471          1,333           10%
                                               -----------  -----------                ----------   -----------
CONSUMER:
   Credit Card  - Reported                         18,501       16,379        13%            26 (b)         40 (b)      (35%)
   Credit Card Securitizations (c)                 17,871       17,939         --            --             --            NM
                                               -----------  -----------                ----------   -----------
   Credit Card - Managed                           36,372       34,318         6%            26             40          (35%)
   1-4 Family Residential Mortgages                50,594       45,834        10%           273            305          (10%)
   Other Consumer (d)                              30,649       27,723        11%            85             93           (9%)
                                               -----------  -----------                ----------   -----------
TOTAL CONSUMER LOANS                              117,615      107,875         9%           384            438          (12%)
                                               -----------  -----------                ----------   -----------
TOTAL MANAGED CREDIT-RELATED                    $ 310,294    $ 297,683         4%       $ 1,855      $   1,771            5%
                                               ===========  ===========                ==========   ===========
Assets Acquired as Loan Satisfactions                                                        68            102          (33%)
                                                                                       ----------   -----------
TOTAL NONPERFORMING ASSETS                                                              $ 1,923      $   1,873            3%
                                                                                       ==========   ===========

                                                                             NET LOAN CHARGE-OFFS
                                                        ---------------------------------------------------------------
                                                                FOURTH QUARTER                   FOR THE YEAR
                                                        ----------------------------      -----------------------------
                                                            2000             1999             2000              1999
                                                        -----------      -----------      -----------       -----------
WHOLESALE:
   Domestic Commercial Loans                             $     88         $    105         $    290          $    272
   Foreign Commercial Loans                                    71              177              110               304
                                                        -----------      -----------      -----------       -----------
TOTAL COMMERCIAL LOANS                                        159              282              400               576
                                                        -----------      -----------      -----------       -----------
CONSUMER:
   Credit Card  - Reported                                    174              195              714               854
   Credit Card Securitizations (c)                            245              240              977               993
                                                        -----------      -----------      -----------       -----------
   Credit Card - Managed                                      419              435            1,691             1,847
   1-4 Family Residential Mortgages                            10               11               37                30
   Other Consumer (d)                                          66               77              249               287
                                                        -----------      -----------      -----------       -----------
TOTAL CONSUMER LOANS                                          495              523            1,977             2,164
Charge to conform to FFIEC policy revision (f)                 93              --                93               --
                                                        -----------      -----------      -----------       -----------
TOTAL MANAGED NET LOAN CHARGE-OFFS                       $    747         $    805         $  2,470          $  2,740
                                                        ===========      ===========      ===========       ===========

                                                                           NET LOAN CHARGE-OFF RATE
                                                        ---------------------------------------------------------------
                                                               FOURTH QUARTER (e)                 FOR THE YEAR
                                                        ----------------------------      -----------------------------
                                                            2000             1999             2000             1999
                                                        -----------      -----------      -----------       -----------
WHOLESALE:
   Domestic Commercial Loans                                0.42%            0.51%            0.35%             0.34%
   Foreign Commercial Loans                                  0.77             2.13             0.31              0.89
TOTAL COMMERCIAL LOANS                                       0.53             0.98             0.34              0.50
CONSUMER:
   Credit Card  - Reported                                   4.27             5.12             4.92              5.72
   Credit Card Securitizations (c)                           5.40             5.34             5.20              5.60
   Credit Card - Managed                                     4.87             5.24             5.08              5.65
   1-4 Family Residential Mortgages                          0.08             0.10             0.08              0.07
   Other Consumer (d)                                        0.92             1.18             0.92              1.09
TOTAL CONSUMER LOANS                                         1.74             2.01             1.81              2.10
Charge to conform to FFIEC policy revision (f)              NM               NM               NM                NM
TOTAL MANAGED NET LOAN CHARGE-OFFS                          1.28%            1.47%            1.08%             1.26%


(a) Charge-offs for derivative receivables are included in trading revenue.
(b) Includes currently performing loans placed on a cash basis because of concerns as to collectibility.
(c) Represents the portion of J.P. Morgan Chase's credit card receivables that have been securitized.
(d) Consists of auto financings, installment loans (direct and indirect types of consumer finance), student loans and unsecured revolving lines of credit.
(e) Annualized
(f) In the fourth quarter 2000, J.P. Morgan Chase incurred a $93 million charge to conform to the Federal Financial Institutions Examination Council's ("FFIEC") revised policy establishing uniform guidelines for the charge-off of consumer loans to delinquent, bankrupt, deceased and fraudulent borrowers. Of this total amount, $12 million related to reported credit cards, $13 million related to securitized credit cards, $35 million related to residential mortgages, $30 million related to auto financings, and $3 million related to other loans.
NM - Not meaningful


--------------------------------------------------------------------------------


                                                FOURTH QUARTER               %                 FOR THE YEAR                 %
                                          ---------------------------   OVER/(UNDER)   ------------------------------   OVER/(UNDER)
                                               2000         1999            1999            2000             1999           1999
                                          ------------- -------------  -------------   -------------    -------------   ------------
SELECTED AVERAGE BALANCES:
--------------------------
   Loans                                   $   215,422   $   201,324            7%      $   209,488      $   199,912            5%
   Total Interest-Earning Assets               540,559       485,586           11%          513,404          483,222            6%
   Total Assets                                703,624       635,200           11%          676,805          630,023            7%
   Interest-Bearing Deposits                   215,147       216,216            --          214,411          214,290            --
   Total Interest-Bearing Liabilities          498,067       442,296           13%          471,601          439,126            7%
   Total Liabilities                           661,180       600,137           10%          638,508          594,846            7%
   Common Stockholders' Equity                  40,372        32,891           23%           36,176           32,931           10%
   Total Stockholders' Equity                   41,894        34,513           21%           37,747           34,627            9%

SELECTED YIELDS:
----------------
   Loans                                         8.66%         7.63%                          8.23%            7.40%
   Total Interest-Earning Assets                 7.31%         6.60%                          7.15%            6.48%
   Interest-Bearing Deposits                     5.40%         4.25%                          5.05%            4.13%
   Total Interest-Bearing Liabilities            5.96%         4.93%                          5.75%            4.76%
   Net Yield on Interest-Earning Assets          1.82%         2.11%                          1.87%            2.15%

   Unaudited

                             J.P. MORGAN CHASE & CO.
                              J.P. MORGAN PARTNERS

                              INVESTMENT PORTFOLIO
                                  (IN MILLIONS)

==================================================================================================
                                                                    DECEMBER 31, 2000
                                                                ------------------------
                                                                  CARRYING
                                                                   VALUE          COST
                                                                ----------     ---------
Total Public Securities (220 companies)                         $    1,859     $     967
Total Private Direct Investments (1,002 companies)                   7,538         7,480
Total Private Fund Investments (328 funds)                           2,362         2,379
                                                                ----------     ---------
   Total Investment Portfolio                                   $   11,759     $  10,826
                                                                ==========     =========
==================================================================================================

              PUBLIC SECURITIES INVESTMENTS AT DECEMBER 31, 2000 *
                        (DOLLARS AND SHARES IN MILLIONS)

==================================================================================================
                                                                           QUOTED
                                                                           PUBLIC
                                                SYMBOL     SHARES          VALUE       COST
                                               --------  ----------     ----------   ---------

TRITON PCS HOLDING, INC.                        TPCS          21.8       $   739      $    96
TELECORP PCS                                    TLCP          11.4           256            8
AMERICAN TOWER CORP.                            AMT            5.8           218           15
FISHER SCIENTIFIC                               FSH            3.0           109           27
PRAECIS PHARMACEUTICALS INC.                    PRCS           3.1            90           20
EDISON SCHOOLS, INC.                            EDSN           2.7            84           21
ONI SYSTEMS CORP                                ONIS           1.8            72            2
DDI CORP                                        DDIC           2.5            69           18
GUITAR CENTER INC.                              GTRC           5.0            57           54
CROWN MEDIA HOLDINGS INC.                       CRWN           2.7            56           40
                                                                        ----------   ---------
  TOP TEN PUBLIC SECURITIES                                              $ 1,750      $   301
OTHER PUBLIC SECURITIES (210 COMPANIES)                                      837          666
                                                                        ----------   ---------
  TOTAL PUBLIC SECURITIES (220 COMPANIES)                                $ 2,587      $   967
                                                                        ==========   =========

* -  Publicly traded positions only.
==================================================================================================



================================================================================
POLICY:

Public securities held by J.P. Morgan Partners are marked-to-market at the quoted public value less liquidity discounts, with the resulting unrealized gains/losses included in the income statement. J.P. Morgan Partners' valuation policy for public securities incorporates the use of these liquidity discounts and price averaging methodologies in certain circumstances to take into account the fact that J.P. Morgan Partners can not immediately realize such public quoted values due to the numerous regulatory, corporate and contractual sales restrictions. Private investments are carried at cost, which is viewed as an approximation of fair value. The carrying value of private investments is adjusted for holdings in which a subsequent investment by an unaffiliated party indicates a valuation in excess of cost and holdings for which evidence of an other-than-temporary decline in value exists.
================================================================================

                             J.P. MORGAN CHASE & CO.
                         QUARTERLY FINANCIAL HIGHLIGHTS
                 (IN MILLIONS, EXCEPT PER SHARE AND RATIO DATA)

                                                        EXCLUDING J.P. MORGAN PARTNERS (d)
                                               -------------------------------------------------
                                                                       2000
                                               -------------------------------------------------
                                                 FOURTH        THIRD         SECOND      FIRST
                                                QUARTER       QUARTER       QUARTER     QUARTER
                                               ----------    ----------    ----------  ---------
OPERATING BASIS (a)
Operating Revenue                               $ 7,711       $ 7,983       $ 7,891     $ 8,415
Operating Noninterest Expense                     5,655         5,153         4,947       5,227
Operating Earnings                                  903         1,539         1,555       1,677
Operating Diluted Earnings Per Share               0.44          0.77          0.79        0.85
Overhead Ratio (c)                                   73 %          65 %          63 %        62 %
CASH BASIS:
Cash Operating Earnings                         $ 1,081       $ 1,689       $ 1,643     $ 1,767
Cash Diluted Earnings Per Share                    0.53          0.84          0.84        0.90
Cash Overhead Ratio (c)                              71 %          63 %          62 %        61 %

                                                       INCLUDING J.P. MORGAN PARTNERS (d)
                                               -------------------------------------------------
OPERATING BASIS (a)
Operating Revenue                               $ 7,575       $ 7,913       $ 8,282     $ 9,023
Operating Noninterest Expense                     5,742         5,273         5,025       5,353
Operating Earnings                                  763         1,419         1,757       1,988
Operating Diluted Earnings Per Share               0.37          0.70          0.89        1.01
Return on Average Common Equity (b)                 7.3 %        14.9 %        20.6 %      23.8 %
Overhead Ratio (c)                                   76            67            61          59
CASH BASIS:
Cash Operating Earnings                         $   949       $ 1,576       $ 1,849     $ 2,081
Cash Diluted Earnings Per Share                    0.46          0.78          0.94        1.06
Cash Return on Average Common Equity (b)            9.1 %        16.5 %        21.7 %      24.9 %
Cash Overhead Ratio (c)                              73            65            60          58

------------------------------------------------------------------------------------------------

REPORTED BASIS
Revenue                                         $ 8,543       $ 7,723       $ 7,899     $ 8,769
Noninterest Expense (Excluding Merger
 and Restructuring Costs)                         5,742         5,273         5,025       5,353
Merger and Restructuring Costs                    1,302            79            50         -
Provision for Loan Losses                           409           298           328         342
Net Income (Loss)                               $   708       $ 1,398       $ 1,633     $ 1,988
Net Income (Loss) Per Share:
---------------------------
   Basic                                        $  0.36       $  0.73       $  0.87     $  1.06
   Diluted                                         0.34          0.69          0.83        1.01
Cash Dividends Declared                            0.32          0.32          0.32        0.32
Share Price at Period End                         45.44         46.19         46.06       58.13
Book Value at Period End                          21.17         20.98         19.19       18.49

Performance Ratios:
-------------------
Return on Average Total Assets (b)                 0.40 %        0.81 %        0.98 %      1.23 %
Return on Average Common Equity (b)                 6.8          14.6          19.1        23.8

Capital Ratios:
---------------
Tier I Capital Ratio                                8.4 %(e)      8.1 %         8.6 %       8.5 %
Total Capital Ratio                                12.0  (e)     11.7          12.3        12.2
Tier I Leverage                                     5.4  (e)      5.6           5.8         5.8

                                                   EXCLUDING J.P. MORGAN PARTNERS (d)
                                             ----------------------------------------------
                                                                  1999
                                             ----------------------------------------------
                                               FOURTH      THIRD      SECOND       FIRST
                                              QUARTER     QUARTER     QUARTER      QUARTER
                                             ----------  ----------  ---------   ----------
OPERATING BASIS (a)
Operating Revenue                             $ 6,997     $ 6,726     $ 7,270     $ 7,617
Operating Noninterest Expense                   4,513       4,234       4,341       4,471
Operating Earnings                              1,212       1,272       1,555       1,617
Operating Diluted Earnings Per Share             0.61        0.63        0.76        0.78
Overhead Ratio (c)                                 65 %        63 %        60 %        59 %
CASH BASIS:
Cash Operating Earnings                       $ 1,298     $ 1,350     $ 1,639     $ 1,698
Cash Diluted Earnings Per Share                  0.65        0.67        0.80        0.82
Cash Overhead Ratio (c)                            63 %        62 %        59  %       58 %

                                                    INCLUDING J.P. MORGAN PARTNERS (d)
                                             ----------------------------------------------
OPERATING BASIS (a)
Operating Revenue                             $ 8,616     $ 7,377     $ 7,790     $ 7,912
Operating Noninterest Expense                   4,629       4,330       4,393       4,520
Operating Earnings                              2,176       1,629       1,855       1,773
Operating Diluted Earnings Per Share             1.09        0.80        0.91        0.86
Return on Average Common Equity (b)              25.9 %      19.6 %      22.2 %      21.2 %
Overhead Ratio (c)                                 54          59          56          57
CASH BASIS:
Cash Operating Earnings                       $ 2,262     $ 1,707     $ 1,939     $ 1,854
Cash Diluted Earnings Per Share                  1.13        0.84        0.95        0.90
Cash Return on Average Common Equity (b)         27.0 %      20.6 %      23.2 %      22.2 %
Cash Overhead Ratio (c)                            53          58          55          56

--------------------------------------------------------------------------------------------

REPORTED BASIS
Revenue                                       $ 8,438     $ 7,139     $ 7,710     $ 7,643
Noninterest Expense (Excluding Merger
 and Restructuring Costs)                       4,629       4,330       4,493       4,520
Merger and Restructuring Costs                     23         -           -           -
Provision for Loan Losses                         429         353         283         381
Net Income (Loss)                             $ 2,202     $ 1,629     $ 1,897     $ 1,773
Net Income (Loss) Per Share:
---------------------------
   Basic                                      $  1.16     $  0.84     $  0.97     $  0.90
   Diluted                                       1.10        0.80        0.93        0.86
Cash Dividends Declared                          0.27        0.27        0.27        0.27
Share Price at Period End                       51.79       50.25       57.67       54.25
Book Value at Period End                        18.07       17.39       17.26       17.27

Performance Ratios:
-------------------
Return on Average Total Assets (b)               1.38 %      1.04 %      1.21 %      1.13 %
Return on Average Common Equity (b)              26.3        19.6        22.7        21.2

Capital Ratios:
---------------
Tier I Capital Ratio                              8.5 %       8.5 %       8.4 %       8.3 %
Total Capital Ratio                              12.3        12.2        12.2        12.2
Tier I Leverage                                   5.9         5.9         5.8         5.6

See notes on page 6.
Unaudited